Exhibit (c)-(3)

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Actions Semiconductor Co., Ltd . DISCUSSION MATERIALS FOR THE FAIRNESS REVIEW COMMITTEE SEPTEMBER 12, 2016 | CONFIDENTIAL

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Table of Contents 2 Page 1. Summary of Financial Changes from May 31 to July 31, 2016 3 2. Executive Summary 6 3. Selected Public Market Observations 9 4. Financial Analyses 14 5. Appendix 20 6. Disclaimer 30

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Summary of Financial Changes from May 31 to July 31, 2016

Financial Analyses – Selected Changes

- Company management revised downward its 2016E projections:
  - The prior presentation on August 1, 2016 utilize projections provided by Company management on May 31, 2016, and Company management has provided updated projections as of July 31, 2016.
  - 2016E projected revenue was lowered by $11.5 million or 18.2%, and Adjusted EBITDA was lowered by $4.5 million.
  - 2016E projected capital expenditures were lowered from $2.5 million to $1.9 million.

Comparison of Current (July 31, 2016) to May 31, 2016 Projections

(dollars in millions, except percentages)

	Projected Fiscal Year Ending December 31,				
Current Analysis	**2016E**	**2017E**	**2018E**	**2019E**	**2020E**
Sales	$51.9	$71.1	$80.9	$95.1	$112.0
Gross Profit	$14.8	$18.4	$19.8	$23.4	$28.2
Adjusted EBITDA	($12.7)	($2.3)	($1.7)	$1.2	$4.4
Capital Expenditures	$1.9	$1.0	$1.0	$1.0	$1.0
May 31, 2016 Projections as Shown in 7/30/16 Special Committee Presentation					
Sales	$63.4	$71.1	$80.9	$95.1	$112.0
Gross Profit	$17.4	$18.4	$19.8	$23.4	$28.2
Adjusted EBITDA	($8.3)	($2.3)	($1.7)	$1.2	$4.4
Capital Expenditures	$2.5	$1.0	$1.0	$1.0	$1.0
Difference (Current less 7/30/16 SC Presentation)					
Sales	($11.5)	$0.0	$0.0	$0.0	$0.0
Gross Profit	($2.6)	$0.0	$0.0	$0.0	$0.0
Adjusted EBITDA	($4.5)	$0.0	$0.0	$0.0	$0.0
Capital Expenditures	($0.6)	$0.0	$0.0	$0.0	$0.0
% Difference					
Sales	(18.2%)	0.0%	0.0%	0.0%	0.0%
Gross Profit	(15.0%)	0.0%	0.0%	0.0%	0.0%
Adjusted EBITDA	NMF	0.0%	0.0%	0.0%	0.0%
Capital Expenditures	(22.1%)	0.0%	0.0%	0.0%	0.0%

E refers to Estimated
NMF refers to not meaningful figure
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 4

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  Company management provided an updated balance sheet as of July 31 , 2016 versus previously provided balance sheet as of May 31 , 2016 , with the following notable changes :  Short - term cash and bank balances decreased to $ 87 . 4 million from $ 90 . 5 million .  Accounts receivables increased from $ 4 . 0 million to $ 5 . 1 million .  Book value of Nann Capital (the Company’s real estate investment) decreased to $ 23 . 0 million from $ 23 . 2 million primarily due to fluctuations in the exchange rate .  Company management updated the liquidation analysis to utilize a starting balance sheet as of July 31 , 2016 versus previous liquidation analysis based on the balance sheet as of May 31 , 2016 .  Expected employee - related severance fees decreased to $ 8 . 1 million from $ 8 . 2 million due to a reduction in headcount .  Per ADS price range derived from liquidation analysis decreased to $ 1 . 99 to $ 2 . 30 from $ 2 . 09 to $ 2 . 40 . Financial Analyses – Selected Changes (cont.) Selected Changes to Financial Analyses from May 31, 2016 to July 31, 2016 5

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Executive Summary

Transaction Value Overview

Summary of Proposed Transaction Value

(dollars and ADS in millions, except per ADS values)

Security	ADS Outstanding[1]	Per ADS Transaction Consideration[2]
ADS	45.5	$2.20

Implied Values	Non-Operating Assets Based on: Estimated Fair Value	Book Value
Implied Common Equity	$100.1	$100.1
Adjustments:		
Add: Total Debt	61.0	61.0
Less: Cash and Cash Equivalents[3]	(113.9)	(113.9)
Less: Non-Operating Assets[4]		
Nann Capital Corporation ("Nann Capital)	(42.5)	(23.0)
OCTT Asia Limited ("OCTT Investment")	(10.6)	(13.7)
Hi-Trend Investment Holdings Co., Ltd. ("Hi-Trend")	(4.6)	(1.0)
Actions Microelectronics Co,. Ltd (Beijing) ("Beijing Actions")	(2.6)	(3.3)
Grand Choice Investment Limited ("Grand Choice")	(0.5)	(0.7)
AMC Holdings Limited ("AMC")	0.0	0.0
Implied Enterprise Value	($13.7)	$5.5

Implied Transaction Multiples	Implied Multiple	
Enterprise Value / Sales		
LTM 6/30/2016	NMF	NMF
NFY 2016E	NMF	NMF
NFY+1 2017E	NMF	NMF

Implied Premiums to Historical ADS Trading Prices

Trading Period Prior to Announcement on 5/20/16	Closing ADS Price	Implied Premium of Per ADS Transaction Consideration over Closing ADS Price
1-Day	$1.47	49.7%
5-Day Average	$1.49	47.7%
10-Day Average	$1.52	45.1%
1-Month Average	$1.56	40.6%
3-Month Average	$1.48	48.6%
6-Month Average	$1.56	40.9%
1-Year Average	$1.59	37.9%
52-Week High (11/16/2015)	$1.96	12.2%
52-Week Low (2/5/2016)	$1.30	69.2%

Source: Company filings; LTM per unaudited financial statements, NFY and NFY+1 financials per Company management

1. *Based on 45,495,223 outstanding ADS as of 5/31/2016, per Company management*
2. *The Company received an offer from Mr. Hsuan-Wen (Niccolo) Chen and certain of his affiliates (the "Buyer Group") on 5/19/2016 for $2.00 per ADS for all the outstanding equity interest of the Company not already owned by the Buyer Group. The Buyer Group increased its offer price to $2.20 per ADS on 08/29/2016, the offer price increase has not been publicly announced*
3. *Based on unaudited financial statements as of 7/31/2016; includes unrestricted cash and equivalents of $52.1 million and both short-term and long-term restricted deposits of $35.3 million and $26.5 million, respectively*
4. *Based on Company management's estimates of fair value and unaudited financial statements as of 7/31/2016*

NFY refers to next fiscal year, NFY+1 refers to the year after next fiscal year, LTM refers to latest twelve months
ADS refers to American Depository Shares
E refers to Estimated
NMF refers to not meaningful figure

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 7

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  Parties to the Transaction  Actions Semiconductor Co., Ltd ., a Cayman Islands limited liability company (“Actions” or the “Company”)  Supernova Investment Ltd., an exempted company with limited liability incorporated under the Laws of the Republic of Mauritius (“ Parent ”)  Parent is beneficially owned by Mr . Hsuan - Wen (Niccolo) Chen, former CEO of the Company, and certain of his affiliates and affiliated entities, including: Supernova Investment, Inc., Surrey Glory Investment Limited, Tongtong Investment, Perfectech International, AllPremier Investment, Octovest International Holdings, Ventus Corporation, Middlesex Holdings Corporation, Rich Dragon Consultants Limited, Nutronics Technology Corporation, Uniglobe Securities Limited, New Essential Holdings Limited, Embona Holdings Limited, Suffolk Dragon Ventures Ltd, Top Best Development Limited and certain Rollover Shareholders (collectively , the “Buyer Group”)  Starman Limited, an exempted company with limited liability incorporated under the Laws of Cayman Islands and a wholly - owned subsidiary of Parent and Actions (“Merger Sub ”)  Form of Transaction  Merger: Merger Sub will be merged with and into the Company, with the Company surviving the Merger and being owned by Parent and the Rollover Shareholders (the “Merger”) Summary of Selected Merger Terms 1  Form of Consideration  Cash Only: each ordinary share of the Company (a “Share” or, collectively, the “Shares”) and American Depository Share (each , an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive US$0.366 in cash per Share without interest (the “Per Share Merger Consideration”) or US$2.20 in cash per ADS without interest (the “Per ADS Merger Consideration”), respectively  Holders of Dissenting Shares (collectively, “Dissenting Shareholders”) shall be cancelled and cease to exist, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law  Certain Closing Conditions  Vote requirement: subject to the affirmative vote of shareholders representing two - thirds or more of the shares present and voting in person or by proxy  Termination Fee:  None for either Parent or Buyer Group  Financing  100.0% financed by Company cash in its offshore accounts Source: Executed version of Agreement and Plan of Merger among Supernova Investment Ltd., Starman Limited and Actions Semiconductor Co., Ltd. dated September 12, 2016 (the “Agreement”) Note: 1. This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Merger; this summary is qualified by the terms and conditions of the Agreement; Capitalized terms not defined have the meaning given to them in the Agreement 8

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Selected Public Market Observations

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 90.0% 86.9% 74.3% 61.9% 59.8% 41.9% 41.0% NA NA NA 33.9% 61.9% 65.1% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 100.0% Sitronix Technology Corporation MediaTek Inc. Sunplus Technology Company Limited Rfsemi Technologies Inc GSI Technology Inc. AllWinner Technology Co., Ltd. Sino Wealth Electronic Ltd. Alcor Micro Corporation Airoha Technology Corp. Generalplus Technology Inc. Actions Semiconductor Co., Ltd. Median Mean Float and Trading Information Source: Capital IQ as of 9/8/16 1. Public float information for Alcor Micro, Airoha Technology and Generalplus Technology not available as of 8/31/16. These obs ervations are excluded from summary statistics Public Float / Shares Outstanding 1 90 – Day Average Daily Volume / Shares Outstanding Float Information Not Available 4.2% 2.3% 1.1% 1.1% 0.9% 0.5% 0.5% 0.4% 0.4% 0.1% 0.0% 0.5% 1.0% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% 4.5% Sino Wealth Electronic Ltd. AllWinner Technology Co., Ltd. Generalplus Technology Inc. Sitronix Technology Corporation Rfsemi Technologies Inc Alcor Micro Corporation MediaTek Inc. Sunplus Technology Company Limited Airoha Technology Corp. GSI Technology Inc. Actions Semiconductor Median Mean 10

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Selected Historical Trading Information for the Company 1. Based on average VWAP over the given time period (last 3 months, 6 months, 9 months or 12 months, as applicable ) as of May 20, 2016, the day of the offer announcement VWAP refers to volume weighted average price Source : Capital IQ Last Twelve Months Total Volume: 8.0mm Average VWAP (1) : $ 1.57 Last Nine Months Total Volume: 4.4 mm Average VWAP (1) : $1.61 Last Six Months Total Volume: 1. 9 mm Average VWAP (1) : $1.48 Last Three Months Total Volume: 1.5 mm Average VWAP (1) : $1.45 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 $1.90 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 $1.90 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 $1.90 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 $1.90 11

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 0.0 50.0 100.0 150.0 200.0 250.0 300.0 350.0 400.0 450.0 500.0 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 Daily Volume (‘000) Closing ADS Price ($) Volume Price ADS Trading History 1 - Week Avg. Daily Volume 1,880 1 - Month Avg. Daily Volume 14,940 3 - Month Avg. Daily Volume 24,310 6 - Month Avg. Daily Volume 16,380 52 Week High (11/17/2015) $1.99 52 Week Low (8/4/2015) $1.19 All Time High (5/19/2006) $12.24 All Time Low (8/4/2015) $1.19 Proposed Per ADS Merger Consideration of $ 2.20 Source: Capital IQ, Company filings, public information ADS refers to American Depository Shares ADS Price and Volume History Price & Volume Statistics (Prior to Announcement) A D E  A . August 15 , 2014 : The Company announced its intention to conduct Dutch auction tender offer  B . September 18 , 2014 : The Company completed the tender offer of $ 2 . 50 per ADS for 10 . 0 million ADS, thereby reducing overall outstanding shares (including shares represented by ADS) by approximately 14 . 6%  C . August 24 , 2015 : the Company announced intention to conduct another round of Dutch auction tender offer  D . October 2 , 2015 : The Company completed the tender offer of $ 2 . 30 per ADS for 14 . 0 million ADS, thereby reducing overall outstanding shares (including shares represented by ADS) by approximately 24 . 0%  E . May 19 , 2016 : Buyer Group submitted non - binding proposal to take the company private at $ 2 . 00 per ADS  F . August 29 , 2016 : Buyer Group increased its offer price to $ 2 . 20 per ADS, which has not been publicly announced B C F Original Proposed Per ADS Merger Consideration of $2.00 12

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 0% 50% 100% 150% 200% 250% Actions S&P500 Selected Companies Index Relative ADS and Share Performance Selected Companies Index 1 : 72.0% Source: Capital IQ 1. Selected Companies Index includes: Alcor Micro Corporation (GTSM:8054), Sino Wealth Electronic Ltd.(SZSE:300327), GSI Tech nol ogy Inc. (NasdaqGS:GSIT), MediaTek Inc. (TSEC:2454), Rfsemi Technologies Inc (KOSDAQ:A096610), Sitronix Technology Corporation (TSEC:8016), AllWinner Technology Co., Ltd. (SZSE:300458), Airoha Techn olo gy Corp. (GTSM:6526), Generalplus Technology Inc. (TSEC:4952) and Sunplus Technology Company Limited (TSEC:2401) S&P 500 Index: 30.5% Action Semiconductor : - 24.7% Indexed ADS and Stock Price Performance Over Past 3 Years 13

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Financial Analyses

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Liquidation Analysis Prepared by Company Management $1.99 $2.30 $1.75 $2.00 $2.25 $2.50 $2.75 Financial Analyses S ummary 1. Based on 45,495,223 outstanding ADS as of 5/31/2016, per Company management ADS refers to American Depository Shares Proposed Per ADS Merger Consideration of $ 2.20 ($ Per ADS) Implied Per ADS Equity Value Reference Range 1 15

Selected Historical and Projected Financial Information

(dollars in millions, except percentages)

	Fiscal Year Ended December 31,				LTM Ended[4]	Projected Fiscal Year Ending December 31,					CAGR
	2012	2013	2014	2015	6/30/2016	2016E	2017E	2018E	2019E	2020E	2015 to 2020E
Sales	$54.3	$69.4	$50.3	$49.1	$50.9	$51.9	$71.1	$80.9	$95.1	$112.0	17.9%
Growth %		*27.7%*	*-27.6%*	*-2.2%*		*5.6%*	*37.0%*	*13.7%*	*17.6%*	*17.7%*	
Cost of Goods Sold	(35.1)	(48.0)	(46.2)	(38.4)	(39.7)	(40.2)	(52.7)	(61.1)	(71.7)	(83.8)	
Adjustment: Inventory Write-Downs[1]	0.7	1.6	7.7	6.2	7.5	3.1	0.0	0.0	0.0	0.0	
Gross Profit	$19.9	$23.0	$11.8	$17.0	$18.7	$14.8	$18.4	$19.8	$23.4	$28.2	
Margin %	*36.7%*	*33.1%*	*23.4%*	*34.6%*	*36.8%*	*28.4%*	*25.9%*	*24.5%*	*24.6%*	*25.2%*	
Other Operating Income[2]	0.9	2.2	0.9	3.8	3.8	1.6	0.8	0.8	0.6	0.6	
Selling Expenses	(1.3)	(2.1)	(2.2)	(2.2)	(2.0)	(1.8)	(2.1)	(2.1)	(2.0)	(2.1)	
General and Administrative Expenses	(8.6)	(8.8)	(10.3)	(9.6)	(9.5)	(7.9)	(6.3)	(6.4)	(6.3)	(6.4)	
Research and Development Expenses	(23.7)	(26.0)	(31.1)	(28.8)	(27.2)	(24.2)	(17.8)	(18.4)	(19.0)	(19.7)	
Adjusted EBIT	($12.8)	($11.7)	($31.0)	($19.8)	($16.0)	($17.5)	($7.0)	($6.4)	($3.4)	$0.6	*NMF*
Margin %	*-23.5%*	*-16.8%*	*-61.6%*	*-40.4%*	*-31.5%*	*-33.7%*	*-9.9%*	*-7.9%*	*-3.5%*	*0.5%*	
Depreciation & Amortization[3]	5.4	5.6	7.0	6.5	5.5	4.8	4.7	4.7	4.6	3.8	
Adjusted EBITDA	($7.4)	($6.1)	($24.0)	($13.4)	($10.6)	($12.7)	($2.3)	($1.7)	$1.2	$4.4	*NMF*
Margin %	*-13.6%*	*-8.8%*	*-47.7%*	*-27.2%*	*-20.8%*	*-24.5%*	*-3.2%*	*-2.2%*	*1.3%*	*3.9%*	
Capital Expenditures	$1.3	$5.0	$9.7	$4.4	$1.7	$1.9	$1.0	$1.0	$1.0	$1.0	
Net Working Capital	$4.2	$18.0	$8.0	$14.0		$17.5	$16.5	$16.6	$22.1	$24.2	
Change in Net Working Capital		($13.8)	$10.0	($6.0)		($3.5)	$1.0	($0.1)	($5.4)	($2.1)	

Source: Public filings, Capital IQ, Company management
1. Represents adjustment for various inventory write-downs the Company has taken over the past four years and is expecting to take in 2016E
2. Other Operating Income primarily consists of government subsidies. The Company receives annual subsidy payments from the Zhuhai municipal government for its headquarters and research and development activities. The subsidies are expected to continue in the foreseeable future
3. Includes amortization of acquired intangible assets
4. The Company's sales are seasonal with Q3 and Q4 exhibiting higher consumer electronic demand
CAGR refers to Compound Annual Growth Rate
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items
EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items
LTM refers to latest 12 months
E refers to Estimated
NMF refers to not meaningful figure

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 16

Illustrative Liquidation Analysis as Prepared by Company Management

(dollars in millions, except per ADS figures)

Assets	Balance Sheet as of 7/31/2016 Pct.%	Sub	Total	Recoverability Estimate Low	High	Liquidation Value Sub (Low)	Total (Low)	Sub (High)	Total (High)	Management Rationale for Recoverability Estimate
Current Assets:										
Cash & Bank Balances			**$87.4**				**$87.4**		**$87.4**	Please see note A on page 18
Cash and Cash Equivalents	*45.3%*	$39.6		*100%*	*100%*	$39.6		$39.6		
Time Deposit	*0.0%*	$0.0		*100%*	*100%*	$0.0		$0.0		
Restricted Deposits	*40.3%*	$35.3		*100%*	*100%*	$35.3		$35.3		
Marketable Securities	*14.3%*	$12.5		*100%*	*100%*	$12.5		$12.5		
Trading Securities	*0.1%*	$0.1		*100%*	*100%*	$0.1		$0.1		
A/C Receivable - Trade			**$5.1**				**$3.9**		**$4.4**	
Within 30 Days	*85.6%*	$4.4		*80%*	*90%*	$3.5		$3.9		Please see note B on page 18
31 - 90 Days	*14.4%*	$0.7		*50%*	*70%*	$0.4		$0.5		Please see note B on page 18
91 - 180 Days	*0.0%*	$0.0		*0%*	*0%*	$0.0		$0.0		
Over 180 days	*0.0%*	$0.0		*0%*	*0%*	$0.0		$0.0		
Prepaid Expenses and other Current Assets			**$7.1**	*23%*	*25%*		**$1.6**		**$1.8**	Please see note C on page 18
Inventory			**$13.1**	*33%*	*42%*		**$4.3**		**$5.4**	Please see note D on page 18
Deferred Tax Assets			**$0.9**	*0%*	*0%*		**$0.0**		**$0.0**	Unusable in liquidation
Amount Due From Related Parties			**$0.6**	*100%*	*100%*		**$0.6**		**$0.6**	Accounts from related party are assumed to be fully recoverable
Dividend Receivable			**$0.0**	*100%*	*100%*		**$0.0**		**$0.0**	From Hi-Trend investment
Current Assets			**$114.2**				**$97.8**		**$99.7**	
Non-Current Assets:										
Property, Plant and Equipment, Net			**$26.5**	*3%*	*12%*		**$0.7**		**$3.2**	Please see note E on page 18
Acquired Intangible Assets, net			**$5.1**	*0%*	*0%*		**$0.0**		**$0.0**	Unusable in liquidation
Investment in Equity Method Investees			**$26.3**				**$41.5**		**$48.6**	
Beijing Action	*12.6%*	$3.3		*75%*	*80%*	$2.5		$2.6		
Nann Capital	*87.4%*	$23.0		*170%*	*200%*	$39.0		$45.9		
Other Investments			**$15.5**				**$14.9**		**$16.7**	
Hi-Trend	*6.6%*	$1.0		*400%*	*500%*	$4.1		$5.1		
AMC Holding	*0.0%*	$0.0		*0%*	*0%*	$0.0		$0.0		
Grand Choice Investment Limited	*4.5%*	$0.7		*75%*	*80%*	$0.5		$0.6		
Octt Investment Holdings	*88.8%*	$13.7		*75%*	*80%*	$10.3		$11.0		
Marketable Securities			**$0.0**				**$0.0**		**$0.0**	
Restricted Deposits			**$26.5**	*100%*	*100%*		**$26.5**		**$26.5**	Please see note on page 18
Rental Deposits			**$0.0**	*87%*	*87%*		**$0.0**		**$0.0**	Can recover before September 2016
Land Use Right			**$1.4**	*0%*	*10%*		**$0.0**		**$0.1**	Please see note F on page 18
Deferred Tax Assets			**$0.2**	*0%*	*0%*		**$0.0**		**$0.0**	Unusable in liquidation
Non-Current Assets			**$101.4**				**$83.6**		**$95.1**	
Total Assets			**$215.6**				**$181.4**		**$194.8**	

Note: China imposes restrictions on individuals and businesses for cross-border currency transfers. China's State Administration of Foreign Exchange ("SAFE") monitors and regulates all aspects of cross-border currency transfers, including the amount of currency converted into RMB. The conversion of any RMB proceeds in a hypothetical liquidation scenario to USD or another foreign currency may require approvals from SAFE.

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 17

Illustrative Liquidation Analysis as Prepared by Company Management (cont.)

(dollars in millions, except per ADS figures)

	Balance Sheet as of 7/31/2016			Recoverability Estimate		Liquidation Value				
	Pct.%	Sub	Total	Low	High	Sub (Low)	Total (Low)	Sub (High)	Total (High)	
Liabilities & Stockholders' Equity										**Management Rationale for Recoverability Estimate**
Current Liabilities:										
Accounts Payable			$7.2	100%	100%		$7.2		$7.2	Assumed to be fully paid
Amount Due to a Related Party			$0.7	100%	100%		$0.7		$0.7	Assumed to be fully paid
Accrued Expenses and Other Current Liabilities			$4.4	100%	80%		$4.4		$3.5	Certain compensation may not have to be paid
Short-Term Bank Loans			$61.0	100%	100%		$61.0		$61.0	Debts are assumed to be fully paid
Other Liabilities			$1.4	100%	100%		$1.4		$1.4	Assumed to be fully paid
Income Tax Payable			$0.0	0%	0%		$0.0		$0.0	Unusable in liquidation
Deferred Tax Liabilities			$0.3	0%	0%		$0.0		$0.0	Unusable in liquidation
Current Liabilities			$75.0				$74.7		$73.8	
Non-Current liabilities:										
Payable for Acquisition of Intangible Assets			$0.0	100%	100%		$0.0		$0.0	Assumed to be fully paid
Other liabilities			$0.0	100%	100%		$0.0		$0.0	Assumed to be fully paid
Deferred Tax and Other Liabilities			$0.6	0%	0%		$0.0		$0.0	Unusable in liquidation
Non-Current Liabilities			$0.6				$0.0		$0.0	
Total Liabilities			$75.6				$74.7		$73.8	
RESIDUAL VALUE							$106.8		$121.0	
Wind Down Charges										
Operating Costs During Wind-down							$1.2		$1.2	Please see note G on page 18
Severance Fee							$8.1		$8.1	Please see note H on page 18
Liquidation Committee's Fee							$0.1		$0.1	Expenses related to trustee
Other Legal Charges (Litigation, Tax Clearance, Authority Approval, Deregistration)							$6.0		$6.0	Please see note I on page 18
Total Wind Down Charges							$15.4		$15.4	
Dividend Tax							$0.9		$0.9	Please see note J on page 18
Residual After Total Contractual Obligations and Wind Down Charges										
Total							$90.5		$104.7	
Per ADS[1]							$1.99		$2.30	

Note: China imposes restrictions on individuals and businesses for cross-border currency transfers. China's State Administration of Foreign Exchange ("SAFE") monitors and regulates all aspects of cross-border currency transfers, including the amount of currency converted into RMB. The conversion of any RMB proceeds in a hypothetical liquidation scenario to USD or another foreign currency may require approvals from SAFE.

1. *Wind down period could be longer than three months and this analysis does not reflect the financial impact of continuing to operate the business as the company continues to incur losses*
2. *Based on estimates from Company management, the implied per ADS value range would be $1.89 to $2.19 by December 2016*

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 18

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Illustrative Liquidation Analysis as Prepared by Company Management (cont.)  A . Cash & Bank Balances : According to Company management , outstanding cash balances are held in approximately 94 accounts primarily located in Hong Kong or the PRC and are assumed to be fully recoverable in an orderly liquidation .  B . A/R Receivable – Trade : Company management indicated that they were confident in the ability to collect most outstanding A/R aged fewer than 30 days in an orderly liquidation, but less confident in its ability to collect older A/R .  C . Prepaid Expenses and Other : Company management indicated a recovery probability of between 23 % and 25 % based primarily on the ability to recover some interest receivable .  D . Inventory : Company management indicated that between 33 % and 42 % of inventory would be recoverable based on its ability to recover 35% - 44 % of the net book value of multimedia units and tablets in inventory . Company management indicated that they typically carry approximately 165 days of inventory .  E . Property, Plant and Equipment, net : Company management estimated that 3 % to 12 % of total fixed asset value could be recovered in a liquidation scenario . In a liquidation scenario, Company management estimated that there would be a total of $ 10 . 6 million in fees , including a $ 2 . 9 million fine related to the delayed construction of a facility required to be built on leased property, tax of $ 3 . 1 million, and a $ 4 . 6 million fee for building a facility to fulfill government requirements . The investments and/or expected penalties are explicitly considered in Company management’s estimate of the fair value of the property . We understand that third parties have no restrictions on buying the Company’s assets, and that the assets are not customized to the point where third parties would not be interested in the assets .  F . Land Use Right : Company management indicated that the land use right cannot be subleased to a third party, and has little value in a liquidation scenario .  G . Operating Costs During Wind Down : Company management indicated that it would take approximately three months to wind down the business, and that they would incur certain expenses in the process related to research and development personnel, sales personnel, and general overhead expenses .  H . Severance Fees : Company management indicated that they would incur approximately $ 8 . 1 million in employee - related severance expenses in the event of liquidation .  I . Other Legal Charges : Early termination fee of approximately $ 5 . 7 million payable to J . P . Morgan related to cancellation of ADSs prior to 2020 .  J . Dividend Tax : Company management indicated that the Company would be subject to a 10 % dividend tax on all PRC entities during liquidation . Notes Source: Company management 19

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Appendix

Benchmarking Data

Size (LTM Revenue)	
MediaTek Inc.	$7,891.3
Sitronix Technology Corporation	$312.2
Sunplus Technology Company Limited	$261.1
AllWinner Technology Co., Ltd.	$175.2
Airoha Technology Corp.	$144.9
Generalplus Technology Inc.	$106.4
Alcor Micro Corporation	$70.7
Sino Wealth Electronic Ltd.	$66.7
Rfsemi Technologies Inc	$58.8
GSI Technology Inc.	$51.7
Actions Semiconductor Co., Ltd.	**$50.9**

Size [1] (Enterprise Value as of 9/8/16)	
MediaTek Inc.	$9,012.6
AllWinner Technology Co., Ltd.	$1,895.7
Sino Wealth Electronic Ltd.	$1,069.2
Sitronix Technology Corporation	$339.6
Sunplus Technology Company Limited	$166.5
Generalplus Technology Inc.	$101.1
Airoha Technology Corp.	$90.1
Rfsemi Technologies Inc	$86.4
GSI Technology Inc.	$52.0
Alcor Micro Corporation	$6.0
Actions Semiconductor Co., Ltd.	**($26.9)**

Historical Growth (2-Fiscal Year Revenue)	
Airoha Technology Corp.	50.8%
MediaTek Inc.	25.2%
Sitronix Technology Corporation	20.9%
Sino Wealth Electronic Ltd.	10.4%
Rfsemi Technologies Inc	4.4%
Sunplus Technology Company Limited	-0.3%
Generalplus Technology Inc.	-1.5%
GSI Technology Inc.	-5.1%
Alcor Micro Corporation	-9.2%
AllWinner Technology Co., Ltd.	-14.4%
Actions Semiconductor Co., Ltd.	**-15.8%**

Historical Growth (1-Fiscal Year Revenue)	
Airoha Technology Corp.	27.5%
Sitronix Technology Corporation	22.0%
Sino Wealth Electronic Ltd.	10.9%
Generalplus Technology Inc.	8.2%
Sunplus Technology Company Limited	7.6%
Rfsemi Technologies Inc	3.3%
MediaTek Inc.	0.1%
GSI Technology Inc.	-1.4%
Actions Semiconductor Co., Ltd.	**-2.2%**
AllWinner Technology Co., Ltd.	-2.6%
Alcor Micro Corporation	-15.4%

Projected Growth (1-Fiscal Year Revenue)	
AllWinner Technology Co., Ltd.	40.6%
Sino Wealth Electronic Ltd.	28.6%
MediaTek Inc.	28.1%
Airoha Technology Corp.	14.3%
Sitronix Technology Corporation	8.3%
Actions Semiconductor Co., Ltd.	**5.6%**
Generalplus Technology Inc.	3.7%
GSI Technology Inc.	0.5%
Rfsemi Technologies Inc	*NA*
Alcor Micro Corporation	*NA*
Sunplus Technology Company Limited	*NA*

Historical Growth (2-Fiscal Year Adjusted EBITDA)	
Airoha Technology Corp.	78.5%
Sunplus Technology Company Limited	64.7%
Sino Wealth Electronic Ltd.	42.4%
Sitronix Technology Corporation	40.6%
Generalplus Technology Inc.	5.1%
MediaTek Inc.	4.1%
Rfsemi Technologies Inc	-16.5%
AllWinner Technology Co., Ltd.	-37.0%
Alcor Micro Corporation	-45.3%
GSI Technology Inc.	*NMF*
Actions Semiconductor Co., Ltd.	***NMF***

Sources: Historical and projected figures provided by Company management, public filings, Capital IQ, and Bloomberg
No company used in this analysis for comparative purposes is identical to the Company
1. Based on public trading prices of common stock
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months
NA refers to not available
NMF refers to not meaningful figure

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 21

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Benchmarking Data (cont.) Sources: Historical and projected figures provided by Company management, public filings, Capital IQ, and Bloomberg No company used in this analysis for comparative purposes is identical to the Company EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization EBIT refers to Earnings Before Interest and Taxes LTM refers to the most recently completed 12 - month period for which financial information has been made public, other than for the C ompany, in which case LTM refers to Latest 12 months NMF refers to not meaningful figure 22 Historical Growth Profitability (1-Fiscal Year Adjusted EBITDA) (LTM Adjusted EBIT to LTM Revenue) Name Value Name Value Sino Wealth Electronic Ltd. 85.0% Sino Wealth Electronic Ltd. 15.8% Sitronix Technology Corporation 24.3% Generalplus Technology Inc. 15.7% Generalplus Technology Inc. 20.5% Sitronix Technology Corporation 11.5% Sunplus Technology Company Limited 19.1% AllWinner Technology Co., Ltd. 11.0% AllWinner Technology Co., Ltd. 9.3% Sunplus Technology Company Limited 11.0% Airoha Technology Corp. 8.2% MediaTek Inc. 9.5% Rfsemi Technologies Inc -17.1% Airoha Technology Corp. 8.3% MediaTek Inc. -42.3% Rfsemi Technologies Inc 6.2% Alcor Micro Corporation -44.9% GSI Technology Inc. 0.0% GSI Technology Inc. NMF Alcor Micro Corporation -0.2% Actions Semiconductor Co., Ltd. NMF Actions Semiconductor Co., Ltd. -31.5% Profitability Relative Depreciation (LTM Adjusted EBITDA to LTM Revenue) (LTM Depr. to LTM Adjusted EBITDA) Name Value Sino Wealth Electronic Ltd. 18.5% Generalplus Technology Inc. 17.6% AllWinner Technology Co., Ltd. 14.8% Sunplus Technology Company Limited 14.8% Rfsemi Technologies Inc 13.9% Sitronix Technology Corporation 13.2% MediaTek Inc. 11.9% Airoha Technology Corp. 9.0% Alcor Micro Corporation 3.6% GSI Technology Inc. 3.5% Actions Semiconductor Co., Ltd. -20.8% Relative Depreciation Internal Investment Liquidity Leverage [1] (LTM Depr. to LTM Adjusted EBITDA) (LTM Capital Expenditures to LTM Revenue) (Current Ratio as of 9/8/16) (Debt to EV as of 9/8/16) Name Value Name Value Name Value Alcor Micro Corporation 106.2% AllWinner Technology Co., Ltd. 10.4% AllWinner Technology Co., Ltd. 9.0 Rfsemi Technologies Inc 55.5% Rfsemi Technologies Inc 4.5% GSI Technology Inc. 8.2 AllWinner Technology Co., Ltd. 25.9% Actions Semiconductor Co., Ltd. 3.4% Sino Wealth Electronic Ltd. 6.6 Sunplus Technology Company Limited 25.9% MediaTek Inc. 3.0% Alcor Micro Corporation 4.5 MediaTek Inc. 20.2% Sunplus Technology Company Limited 3.0% Airoha Technology Corp. 2.6 Sino Wealth Electronic Ltd. 14.5% GSI Technology Inc. 2.5% Sunplus Technology Company Limited 2.3 Sitronix Technology Corporation 12.7% Sino Wealth Electronic Ltd. 2.1% Generalplus Technology Inc. 2.1 Generalplus Technology Inc. 11.0% Sitronix Technology Corporation 1.6% Sitronix Technology Corporation 2.1 Airoha Technology Corp. 7.7% Generalplus Technology Inc. 1.4% MediaTek Inc. 1.6 Actions Semiconductor Co., Ltd. NMF Airoha Technology Corp. 0.8% Actions Semiconductor Co., Ltd. 1.5 GSI Technology Inc. NMF Alcor Micro Corporation 0.7% Rfsemi Technologies Inc 1.4

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
On-Going Deals										
7/11/2016	-	Concord Medical Services Holdings Limited	$5.19	33.8%	39.8%	30.4%	19.3%	12.0%	42.9%	(24.6%)
6/23/2016	-	Qunar Cayman Islands Limited	30.39	15.0%	(4.5%)	(15.8%)	(16.4%)	(28.1%)	7.4%	(45.7%)
6/23/2016	-	Sky-mobi Limited	2.10	19.3%	14.8%	6.2%	4.9%	(8.4%)	16.2%	(61.3%)
6/6/2016	-	eFuture Holding Inc.	6.32	16.0%	9.0%	5.5%	(0.0%)	(38.6%)	10.4%	(65.6%)
4/18/2016	-	Autohome Inc.	31.50	(2.0%)	10.4%	19.1%	12.9%	4.2%	5.3%	(44.3%)
2/17/2016	-	Jumei International Holding Limited	7.00	19.9%	4.8%	(10.4%)	(17.7%)	(44.5%)	22.3%	(75.2%)
2/1/2016	-	Sinovac Biotech Ltd.	7.00	39.4%	32.1%	30.0%	31.6%	30.6%	32.4%	13.3%
1/19/2016	-	Zhaopin Ltd.	17.50	22.0%	17.3%	17.1%	21.5%	17.2%	15.3%	(0.9%)
1/15/2016	-	Synutra International Inc.	5.91	54.3%	28.9%	18.3%	19.2%	(3.4%)	(5.4%)	(27.5%)
12/14/2015	-	Trina Solar Limited	11.60	21.5%	17.7%	17.0%	20.6%	9.0%	11.4%	(13.0%)
8/31/2015	-	iKang Healthcare Group, Inc.	20.00	24.5%	23.2%	12.4%	9.0%	12.5%	11.5%	(11.8%)
7/9/2015	-	E-Commerce China Dangdang Inc.	6.70	2.9%	(27.9%)	(28.4%)	(27.6%)	(31.2%)	(39.8%)	(59.2%)
6/29/2015	-	Kongzhong Corp.	8.56	21.8%	11.5%	19.7%	27.0%	32.1%	27.3%	(7.9%)
6/22/2015	-	China Information Technology, Inc.	4.43	31.1%	18.1%	12.8%	13.0%	13.4%	8.2%	(39.7%)
6/19/2015	-	AirMedia Group Inc.	6.00	70.5%	10.8%	30.2%	31.3%	46.2%	52.3%	(22.1%)
6/15/2015	-	iDreamSky Technology Limited	14.00	(3.8%)	24.5%	39.8%	41.5%	11.7%	(6.8%)	(46.1%)
6/10/2015	-	Renren Inc.	4.20	2.2%	13.7%	24.6%	29.7%	35.5%	32.5%	(5.6%)
6/5/2015	-	JA Solar Holdings Co., Ltd.	9.69	19.9%	2.6%	1.7%	4.3%	10.2%	5.9%	(14.3%)
4/27/2015	-	China Cord Blood Corporation	6.40	(11.4%)	7.6%	11.0%	13.2%	17.5%	21.8%	(11.6%)
8/19/2013	-	Exceed Company Ltd.	1.78	19.5%	24.4%	27.9%	30.4%	30.2%	24.0%	(6.3%)
Mean				**20.8%**	**13.9%**	**13.4%**	**13.4%**	**6.4%**	**14.8%**	**(28.5%)**
Median				**19.9%**	**14.2%**	**17.0%**	**16.2%**	**11.8%**	**13.4%**	**(23.3%)**
High				**70.5%**	**39.8%**	**39.8%**	**41.5%**	**46.2%**	**52.3%**	**13.3%**
Low				**(11.4%)**	**(27.9%)**	**(28.4%)**	**(27.6%)**	**(44.5%)**	**(39.8%)**	**(75.2%)**
Actions Semiconductor Co., Ltd.			**$2.20**	**49.7%**	**50.4%**	**51.6%**	**51.7%**	**36.5%**	**42.8%**	**10.6%**

Source: Capital IQ, Company Filings
1. As of announcement date or any revised offers received after announcement date
2. 52-Week High intraday ADS price prior to going private announcement
VWAP refers to Volume Weighted Average Price

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 23

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies (cont.)

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
Closed Deals										
6/9/2015	8/12/2016	E-House China Holdings Limited	$6.85	2.1%	7.8%	11.8%	9.3%	(7.1%)	(19.0%)	(45.1%)
7/6/2015	8/3/2016	China Nepstar Chain Drugstore Ltd.	2.62	19.1%	(0.9%)	(1.5%)	3.0%	14.8%	15.2%	(20.6%)
6/17/2015	7/15/2016	Qihoo 360 Technology Co. Ltd.	77.00	16.6%	30.3%	31.6%	39.2%	29.4%	12.0%	(26.5%)
2/1/2016	7/12/2016	Ku6 Media Co., Ltd.	1.08	54.3%	36.6%	48.3%	50.6%	(1.7%)	52.7%	(32.5%)
11/2/2015	6/22/2016	China Ming Yang Wind Power Group Ltd.	2.51	13.1%	19.3%	17.8%	11.2%	(8.5%)	(5.5%)	(34.3%)
6/1/2015	6/22/2016	Taomee Holdings Ltd.	3.77	26.1%	17.3%	20.9%	14.0%	6.4%	(6.9%)	(31.8%)
4/20/2015	6/3/2016	Xueda Education Group	5.50	95.0%	86.4%	94.1%	100.2%	89.7%	(7.7%)	(2.8%)
8/3/2015	5/31/2016	eLong Inc.	18.00	24.1%	20.3%	(8.6%)	(7.7%)	(5.7%)	(5.5%)	(33.9%)
3/3/2015	5/13/2016	Jiayuan.com International Ltd.	7.56	62.9%	58.7%	60.6%	52.4%	39.4%	26.8%	(14.6%)
9/15/2015	4/29/2016	Jinpan International Limited	4.50	24.3%	11.2%	3.6%	(0.2%)	(5.0%)	(17.6%)	(47.6%)
8/14/2015	4/20/2016	Country Style Cooking Restaurant Chain Co. Ltd.	5.23	18.9%	10.2%	3.0%	0.9%	(0.3%)	(4.4%)	(29.8%)
7/21/2015	4/14/2016	Mecox Lane Limited	4.00	17.6%	11.9%	11.3%	9.3%	10.2%	7.2%	(14.7%)
6/12/2015	4/8/2016	Bona Film Group Limited	13.70	6.5%	20.4%	28.7%	34.6%	45.5%	55.2%	3.2%
10/16/2015	4/5/2016	Youku Tudou Inc.	27.60	35.1%	53.7%	51.6%	32.0%	31.9%	35.1%	(12.4%)
6/11/2015	4/1/2016	Homeinns Hotel Group	35.80	18.7%	29.0%	36.4%	36.8%	31.3%	23.9%	(2.8%)
8/3/2015	3/22/2016	Global-Tech Advanced Innovations	8.85	195.0%	162.9%	150.1%	146.1%	74.2%	73.4%	0.6%
6/4/2015	3/3/2016	Mindray Medical International Limited	28.00	1.9%	(3.1%)	(2.3%)	(2.4%)	(2.6%)	(4.2%)	(17.2%)
6/22/2015	12/18/2015	Vimicro International Corp.	13.50	9.5%	3.4%	9.8%	15.4%	38.8%	50.9%	(18.1%)
4/30/2015	12/10/2015	WuXi PharmaTech (Cayman) Inc.	46.00	16.5%	18.7%	19.5%	20.5%	23.6%	27.9%	2.2%
1/27/2014	11/19/2015	Shanda Games Limited	7.10	25.7%	47.3%	56.2%	58.7%	61.1%	66.8%	9.2%
4/13/2015	11/17/2015	Sungy Mobile Limited	4.90	8.9%	19.9%	11.0%	4.9%	(30.2%)	(51.5%)	(76.8%)
5/18/2015	8/10/2015	China Mobile Games and Entertainment Group	22.00	7.9%	6.0%	10.6%	14.9%	3.8%	10.1%	(25.9%)
1/2/2015	7/28/2015	Perfect World Co., Ltd.	20.20	28.2%	21.5%	11.3%	6.5%	5.4%	0.3%	(23.0%)
5/22/2013	12/2/2014	Le Gaga Holdings Ltd	4.06	21.6%	22.0%	16.6%	15.7%	10.0%	7.7%	(21.9%)
4/28/2012	11/26/2014	Sino Gas International Holdings, Inc.	1.30	306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
3/10/2014	11/18/2014	Montage Technology Group Limited	22.60	31.7%	28.0%	24.4%	25.8%	n.a.	n.a.	n.a.
2/17/2014	9/29/2014	Chindex International Inc.	24.00	39.9%	44.5%	44.9%	45.5%	44.0%	51.9%	24.9%
9/30/2013	9/24/2014	Charm Communications Inc.	4.70	17.2%	14.3%	13.2%	9.2%	5.2%	4.7%	(21.7%)
6/6/2013	8/29/2014	iSoftStone Holdings Limited	5.70	17.8%	26.4%	25.6%	22.1%	21.1%	17.9%	(19.6%)
12/24/2013	7/30/2014	Noah Education Holdings Ltd.	2.85	26.7%	21.5%	26.3%	33.5%	50.7%	54.7%	11.3%
11/25/2013	7/18/2014	Giant Interactive Group, Inc.	12.00	18.5%	31.5%	33.7%	37.4%	47.7%	58.2%	5.0%
2/10/2014	7/17/2014	AutoNavi Holdings Limited	21.00	27.0%	38.6%	40.0%	36.1%	46.1%	52.2%	(0.9%)
9/4/2013	7/9/2014	China Hydroelectric Corporation	3.51	57.4%	62.5%	54.4%	48.0%	60.2%	72.0%	8.0%
10/15/2012	7/3/2014	Yongye International, Inc.	7.10	48.2%	58.3%	74.1%	83.3%	98.4%	86.2%	20.3%
10/12/2012	5/30/2014	Ninetowns Internet Technology Group Company	2.00	85.2%	79.4%	81.9%	73.7%	62.7%	62.7%	(2.4%)
6/20/2013	4/23/2014	ChinaEdu Corporation	7.00	19.9%	17.9%	13.2%	14.0%	15.7%	18.3%	(16.3%)
11/2/2012	4/14/2013	Trunkbow International Holdings, Ltd.	1.46	24.8%	48.6%	54.8%	49.3%	6.6%	1.1%	(39.4%)
5/20/2013	3/27/2014	Pactera Technology International Ltd.	7.30	38.8%	34.5%	19.9%	14.0%	8.1%	2.5%	(33.0%)
3/12/2013	3/28/2014	Camelot Information Systems Inc.	1.85	23.3%	27.6%	53.7%	51.5%	20.7%	(20.0%)	(54.5%)
1/20/2012	1/15/2014	AsiaInfo-Linkage, Inc.	12.00	21.0%	50.8%	43.2%	38.7%	(0.1%)	(13.9%)	(47.6%)
3/11/2013	12/23/2013	Simcere Pharmaceutical Group.	9.66	21.4%	23.1%	22.7%	21.6%	21.3%	18.3%	2.0%
8/13/2012	7/30/2013	LJ International Inc.	2.00	24.2%	21.4%	29.2%	17.6%	4.7%	(4.1%)	(31.3%)

Source: Capital IQ, Company Filings

1. As of announcement date or any revised offers received after announcement date

2. 52-Week High intraday ADS price prior to going private announcement

VWAP refers to Volume Weighted Average Price

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 24

Implied Premiums Paid in Selected Going-Private Transactions Involving US-Listed Chinese Companies (cont.)

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium: 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
Closed Deals (cont.)										
9/26/2012	7/5/2013	7 Days Group Holdings Limited	$13.80	30.6%	43.2%	45.3%	42.5%	24.3%	15.6%	(21.1%)
10/3/2012	6/27/2013	Feihe International, Inc.	7.40	21.3%	23.6%	14.9%	22.9%	42.8%	47.9%	(20.4%)
3/27/2012	6/27/2013	Zhongpin, Inc.	13.50	46.6%	46.5%	38.6%	40.3%	44.7%	24.4%	(22.0%)
9/12/2012	5/30/2013	3SBio Inc.	16.70	44.1%	45.7%	39.6%	33.8%	33.6%	37.2%	8.9%
8/13/2012	5/23/2013	Focus Media Holding Ltd.	27.50	17.6%	36.6%	33.9%	28.2%	28.2%	26.2%	(16.5%)
2/15/2013	5/17/2013	China Shenghuo Pharmaceutical Holdings, Inc.	0.16	18.5%	61.5%	42.8%	46.0%	(33.0%)	(36.6%)	(78.1%)
9/7/2012	4/8/2013	Syswin Inc.	2.05	28.1%	45.7%	39.9%	43.5%	112.5%	103.3%	(12.4%)
7/6/2012	3/28/2013	ShangPharma Corporation	9.00	30.8%	44.8%	34.2%	20.4%	13.0%	4.8%	(26.5%)
5/9/2012	2/6/2013	China Nuokang Bio-Pharmaceutical Inc.	5.80	56.8%	74.0%	95.9%	102.9%	41.3%	37.3%	(1.4%)
5/21/2012	12/28/2012	Yucheng Technologies Limited	3.90	26.4%	28.0%	32.4%	42.5%	52.7%	43.5%	0.8%
11/3/2010	12/27/2012	Fushi Copperweld, Inc.	9.50	4.4%	1.6%	8.0%	9.4%	(2.0%)	0.0%	(26.6%)
4/2/2012	12/11/2012	Winner Medical Group Inc.	4.50	32.3%	29.2%	40.1%	46.4%	31.7%	12.7%	(15.1%)
1/9/2012	11/9/2012	Pansoft Company Limited	4.15	106.5%	83.2%	93.2%	79.6%	36.7%	27.4%	(16.0%)
5/3/2012	11/2/2012	China Mass Media Corp.	5.00	115.5%	133.1%	38.9%	(3.2%)	(35.0%)	(38.2%)	(80.8%)
2/21/2012	10/31/2012	China TransInfo Technology Corp.	5.80	12.6%	26.6%	40.0%	52.6%	67.7%	47.7%	11.5%
2/24/2012	10/17/2012	Gushan Environmental Energy Limited	1.65	34.1%	28.1%	27.7%	10.0%	(13.6%)	(31.8%)	(66.7%)
1/6/2012	5/15/2012	Jingwei International Limited	2.20	64.2%	66.6%	57.0%	48.2%	8.3%	(5.7%)	(46.5%)
10/28/2011	4/20/2012	China Real Estate Information Corporation	5.73	6.1%	20.1%	7.0%	(5.8%)	(13.3%)	(21.8%)	(46.3%)
11/14/2011	4/17/2012	China GrenTech Corp. Ltd.	3.15	23.0%	34.3%	42.4%	45.7%	18.4%	11.6%	(14.9%)
10/17/2011	2/14/2012	Shanda Interactive Entertainment Limited	41.35	23.5%	26.6%	25.1%	20.6%	2.3%	2.5%	(23.7%)
3/7/2011	11/4/2011	China Fire & Security Group, Inc.	9.00	43.8%	52.4%	40.1%	28.1%	12.1%	(13.5%)	(45.4%)
10/11/2010	11/3/2011	Harbin Electric, Inc.	24.00	20.2%	36.3%	35.1%	37.7%	24.8%	22.3%	(7.7%)
1/28/2011	9/16/2011	China Security & Surveillance Technology, Inc.	6.50	33.2%	30.1%	26.1%	21.3%	24.9%	11.9%	(26.9%)
3/25/2011	8/25/2011	Funtalk China Holdings Limited	7.20	17.1%	34.2%	30.6%	26.7%	2.9%	3.9%	(17.5%)
11/11/2010	8/19/2011	Chemspec International Limited	8.10	28.2%	29.2%	27.0%	22.8%	10.4%	14.2%	(10.5%)
6/27/2011	8/11/2011	Tiens Biotech Group (USA), Inc.	1.72	67.0%	44.2%	31.5%	27.6%	21.5%	16.5%	(13.1%)
4/8/2010	4/15/2011	Tongjitang Chinese Medicines Company	4.50	19.0%	22.3%	21.9%	21.0%	17.9%	18.4%	(11.8%)
Closed Deals										
Mean				37.2%	40.4%	38.1%	35.4%	26.5%	20.3%	(17.4%)
Median				24.3%	29.2%	31.6%	28.1%	20.9%	14.7%	(17.8%)
High				306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
Low				1.9%	(3.1%)	(8.6%)	(7.7%)	(35.0%)	(51.5%)	(80.8%)
Overall										
Mean				33.6%	34.4%	32.6%	30.5%	21.9%	19.1%	(19.9%)
Median				23.3%	26.6%	27.7%	22.9%	16.5%	14.7%	(18.9%)
High				306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
Low				(11.4%)	(27.9%)	(28.4%)	(27.6%)	(44.5%)	(51.5%)	(80.8%)
Actions Semiconductor Co., Ltd.			$2.20	49.7%	50.4%	51.6%	51.7%	36.5%	42.8%	10.6%

Source: Capital IQ, Company Filings
1. As of announcement date or any revised offers received after announcement date
2. 52-Week High intraday ADS price prior to going private announcement
VWAP refers to Volume Weighted Average Price

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 25

Illustrative Implied Multiples and Investment Required

(dollars in millions, except per ADS values)

Illustrative Purchase Price Per ADS	Implied Equity Value	Implied Premium to Pre-Announcement Price	Implied Enterprise Value[1]	Implied EV/[1] LTM Revenue 6/30/2016	Total Implied Investment Required by Buyer Group[1]
Pre-Announcement Price (5/19/2016) $1.47	$66.9	0.0%	($46.9)	NMF	$23.9
Current Trading Price (9/8/2016) $2.01	91.4	36.7%	(22.3)	NMF	32.7
Offer Price: $2.20	100.1	49.7%	(13.7)	NMF	35.8
$2.30	104.6	56.5%	(9.1)	NMF	37.4
$2.40	109.2	63.3%	(4.6)	NMF	39.0
$2.50	113.7	70.1%	(0.0)	NMF	40.7
$2.60	118.3	76.9%	4.5	0.09x	42.3
$2.70	122.8	83.7%	9.1	0.18x	43.9
$2.80	127.4	90.5%	13.6	0.27x	45.5
$2.90	131.9	97.3%	18.2	0.36x	47.2
$3.00	136.5	104.1%	22.7	0.45x	48.8
$3.10	141.0	110.9%	27.3	0.54x	50.4
$3.20	145.6	117.7%	31.8	0.63x	52.0
$3.30	150.1	124.5%	36.4	0.72x	53.7
$3.40	154.7	131.3%	40.9	0.80x	55.3

Additional Investment Required per Selected Price Movements

Per ADS Price Movement	Additional Investment Required by Buyer Group (US$ millions)
$0.05	$0.8
$0.10	$1.6
$0.25	$4.1
$0.50	$8.1
$1.00	$16.3

Source: Company Filings, Capital IQ

*1. Total Implied Investment is calculated as Implied Equity Value * Percent Equity Sought (35.7%)*

EV refers to Enterprise Value

LTM refers to latest 12 months

ADS refers to American Depository Shares

NMF refers to not meaningful figure

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 26

Price Revision Data for Going-Private Transactions

Announcement Date	Company	Domiciled Location	Initial Offer Date	Initial Offer Price ($)	Final Offer Date	Final Offer Price ($)	% Change	# of Revisions
On-Going Deals								
07/11/2016	Concord Medical Services Holdings Limited	Cayman	07/11/2016	$5.19	07/11/2016	$5.19	0.0%	0
06/23/2016	Qunar Cayman Islands Limited	Cayman	06/23/2016	30.39	06/23/2016	30.39	0.0%	0
06/23/2016	Sky-mobi Limited	Cayman	06/23/2016	2.10	06/23/2016	2.10	0.0%	0
06/06/2016	eFuture Holding Inc.	Cayman	06/06/2016	6.32	06/06/2016	6.32	0.0%	0
04/18/2016	Autohome Inc.	Cayman	04/18/2016	31.50	04/18/2016	31.50	0.0%	0
02/17/2016	Jumei International Holding Limited	Cayman	02/17/2016	7.00	02/17/2016	7.00	0.0%	0
02/01/2016	Sinovac Biotech Ltd.	Antigua, West Indies	02/01/2016	6.18	02/01/2016	7.00	13.3%	1
01/19/2016	Zhaopin Ltd.	Cayman	01/19/2016	17.50	01/19/2016	17.50	0.0%	0
01/15/2016	Synutra International Inc.	Delaware	01/15/2016	5.91	01/15/2016	5.91	0.0%	0
12/14/2015	Trina Solar Limited	Cayman	12/14/2015	11.60	12/14/2015	11.60	0.0%	0
08/31/2015	iKang Healthcare Group, Inc.	Cayman	08/31/2015	20.00	01/06/2016	20.00	0.0%	4
07/09/2015	E-Commerce China Dangdang Inc.	Cayman	07/09/2015	7.81	07/09/2015	6.70	(14.2%)	0
06/29/2015	Kongzhong Corp.	Cayman	06/29/2015	8.56	06/29/2015	8.56	0.0%	0
06/22/2015	China Information Technology, Inc.	BVI	06/22/2015	4.43	06/22/2015	4.43	0.0%	0
06/19/2015	AirMedia Group Inc.	Cayman	06/19/2015	6.00	09/30/2015	6.00	0.0%	0
06/15/2015	iDreamSky Technology Limited	Cayman	06/15/2015	14.00	06/15/2015	14.00	0.0%	0
06/10/2015	Renren Inc.	Cayman	06/10/2015	4.20	06/10/2015	4.20	0.0%	0
06/05/2015	JA Solar Holdings Co., Ltd.	Cayman	06/05/2015	9.69	06/05/2015	9.69	0.0%	0
04/27/2015	China Cord Blood Corporation	Cayman	04/27/2015	6.40	04/27/2015	6.40	0.0%	0
08/19/2013	Exceed Company Ltd.	BVI	08/19/2013	1.72	12/02/2013	1.78	3.5%	1

Source: Public filings, Capital IQ

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 27

Price Revision Data for Going-Private Transactions (cont.)

Announcement Date	Company	Domiciled Location	Initial Offer Date	Initial Offer Price ($)	Final Offer Date	Final Offer Price ($)	% Change	# of Revisions
Closed Deals								
08/03/2015	eLong Inc.	Cayman	08/03/2015	$18.00	08/03/2015	$18.00	0.0%	0
06/09/2015	E-House China Holdings Limited	Cayman	06/09/2015	7.38	11/03/2015	6.85	(7.2%)	1
07/06/2015	China Nepstar Chain Drugstore Ltd.	Cayman	07/06/2015	2.60	03/16/2016	2.62	0.8%	1
06/17/2015	Qihoo 360 Technology Co. Ltd.	Cayman	06/17/2015	77.00	06/17/2015	77.00	0.0%	0
02/01/2016	Ku6 Media Co., Ltd.	Cayman	02/01/2016	1.08	02/01/2016	1.08	0.0%	0
11/02/2015	China Ming Yang Wind Power Group Ltd.	Cayman	11/02/2015	2.51	11/02/2015	2.51	0.0%	0
06/01/2015	Taomee Holdings Ltd.	Cayman	06/01/2015	3.59	11/11/2015	3.77	5.0%	1
04/20/2015	Xueda Education Group	Cayman	04/20/2015	3.38	07/26/2015	5.50	62.7%	1
03/03/2015	Jiayuan.com International Ltd.	Cayman	03/03/2015	5.37	11/05/2015	7.56	40.8%	2
09/15/2015	Jinpan International Limited	BVI	09/15/2015	4.50	01/24/2016	6.00	33.3%	1
08/14/2015	Country Style Cooking Restaurant Chain Co. Ltd.	Cayman	08/14/2015	5.23	08/14/2015	5.23	0.0%	0
07/21/2015	Mecox Lane Limited	Cayman	07/21/2015	4.00	07/21/2015	4.00	0.0%	0
06/12/2015	Bona Film Group Limited	Cayman	06/12/2015	13.70	12/15/2015	13.70	0.0%	0
10/16/2015	Youku Tudou Inc.	Cayman	10/16/2015	26.60	11/06/2015	27.60	3.8%	1
06/11/2015	Homeinns Hotel Group	Cayman	06/11/2015	32.81	12/07/2015	35.80	9.1%	1
08/03/2015	Global-Tech Advanced Innovations	BVI	08/03/2015	8.75	12/04/2015	8.85	1.1%	1
06/04/2015	Mindray Medical International Limited	Cayman	06/04/2015	30.00	11/04/2015	28.00	(6.7%)	3
06/22/2015	Vimicro International Corp.	Cayman	06/22/2015	13.50	09/15/2015	13.50	0.0%	0
04/30/2015	WuXi PharmaTech (Cayman) Inc.	Cayman	04/30/2015	46.00	08/14/2015	46.00	0.0%	0
01/27/2014	Shanda Games Limited	Cayman	01/27/2014	6.90	11/19/2015	7.10	2.9%	1
04/13/2015	Sungy Mobile Limited	Cayman	04/13/2015	4.90	11/18/2015	4.90	0.0%	0
05/18/2015	China Mobile Games and Entertainment Group	Cayman	05/18/2015	21.50	06/09/2015	22.00	2.3%	1
01/02/2015	Perfect World Co., Ltd.	Cayman	12/31/2014	20.00	04/26/2015	20.20	1.0%	1
05/22/2013	Le Gaga Holdings Ltd	Cayman	05/22/2013	4.01	07/30/2014	4.06	1.2%	1
04/28/2012	Sino Gas International Holdings, Inc.	Utah	04/28/2012	0.48	03/28/2014	1.30	170.8%	3
03/10/2014	Montage Technology Group Limited	Cayman	03/10/2014	21.50	06/11/2014	22.60	5.1%	1
02/17/2014	Chindex International Inc.	Delaware	02/17/2014	19.50	04/21/2014	24.00	23.1%	1
09/30/2013	Charm Communications Inc.	Cayman	09/30/2013	4.70	09/30/2013	4.70	0.0%	0
06/06/2013	iSoftStone Holdings Limited	Cayman	06/06/2013	5.85	11/04/2013	5.70	(2.6%)	1
12/24/2013	Noah Education Holdings Ltd.	Cayman	12/24/2013	2.80	04/02/2014	2.85	1.8%	1
11/25/2013	Giant Interactive Group, Inc.	Cayman	11/25/2013	11.75	04/17/2014	12.00	2.1%	1
02/10/2014	AutoNavi Holdings Limited	Cayman	02/10/2014	21.00	02/10/2014	21.00	0.0%	0
09/04/2013	China Hydroelectric Corporation	Cayman	09/04/2013	2.97	01/13/2014	3.51	18.2%	2
10/15/2012	Yongye International, Inc.	Nevada	10/15/2012	6.60	04/09/2014	7.10	7.6%	4
10/12/2012	Ninetowns Internet Technology Group Company	Cayman	10/12/2012	2.00	10/12/2012	2.00	0.0%	0
06/20/2013	ChinaEdu Corporation	Cayman	06/20/2013	7.00	06/20/2013	7.00	0.0%	0
11/02/2012	Trunkbow International Holdings, Ltd.	Nevada	11/02/2012	1.46	11/02/2012	1.46	0.0%	0
05/20/2013	Pactera Technology International Ltd.	Cayman	05/20/2013	7.50	10/28/2013	7.30	(2.7%)	2
03/12/2013	Camelot Information Systems Inc.	BVI	03/12/2013	1.85	03/12/2013	1.85	0.0%	0
01/20/2012	AsiaInfo-Linkage, Inc.	Delaware	01/20/2012	12.00	01/20/2012	12.00	0.0%	0

Source: Public filings, Capital IQ

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 28

Price Revision Data for Going-Private Transactions (cont.)

Announcement Date	Company	Domiciled Location	Initial Offer Date	Initial Offer Price ($)	Final Offer Date	Final Offer Price ($)	% Change	# of Revisions
Closed Deals (cont.)								
03/11/2013	Simcere Pharmaceutical Group.	Cayman	03/11/2013	$9.56	08/28/2013	$9.66	1.0%	1
08/13/2012	LJ International Inc.	BVI	08/13/2012	2.00	08/13/2012	2.00	0.0%	0
09/26/2012	7 Days Group Holdings Limited	Cayman	09/26/2012	12.70	03/01/2013	13.80	8.7%	1
10/03/2012	Feihe International, Inc.	Utah	10/03/2012	7.40	10/03/2012	7.40	0.0%	0
03/27/2012	Zhongpin, Inc.	Delaware	03/27/2012	13.50	03/27/2012	13.50	0.0%	0
09/12/2012	3SBio Inc.	Cayman	09/12/2012	15.00	04/23/2014	16.70	11.3%	2
08/13/2012	Focus Media Holding Ltd.	Cayman	08/13/2012	27.00	03/25/2013	27.50	1.9%	1
02/15/2013	China Shenghuo Pharmaceutical Holdings, Inc.	Delaware	02/15/2013	0.15	04/16/2013	0.16	6.7%	1
09/07/2012	Syswin Inc.	Cayman	09/07/2012	2.00	12/24/2012	2.05	2.5%	1
07/06/2012	ShangPharma Corporation	Cayman	07/06/2012	9.00	07/06/2012	9.00	0.0%	0
05/09/2012	China Nuokang Bio-Pharmaceutical Inc.	Cayman	05/09/2012	5.80	05/09/2012	5.80	0.0%	0
05/21/2012	Yucheng Technologies Limited	BVI	05/21/2012	3.80	08/13/2012	3.90	2.6%	1
11/03/2010	Fushi Copperweld, Inc.	Nevada	11/03/2010	11.50	12/28/2011	9.50	(17.4%)	2
04/02/2012	Winner Medical Group Inc.	Nevada	04/02/2012	4.50	04/02/2012	4.50	0.0%	0
01/09/2012	Pansoft Company Limited	BVI	01/09/2012	3.76	05/17/2012	4.15	10.4%	1
05/03/2012	China Mass Media Corp.	Cayman	05/03/2012	5.00	05/03/2012	5.00	(0.0%)	0
02/21/2012	China TransInfo Technology Corp.	Nevada	02/21/2012	5.65	06/08/2012	5.80	2.7%	1
02/24/2012	Gushan Environmental Energy Limited	Cayman	02/24/2012	1.60	09/13/2012	1.65	3.1%	2
01/06/2012	Jingwei International Limited	Nevada	01/06/2012	1.56	02/09/2012	2.20	41.0%	1
10/28/2011	China Real Estate Information Corporation	Cayman	10/28/2011	5.73	10/28/2011	5.73	0.0%	0
11/14/2011	China GrenTech Corp. Ltd.	Cayman	11/14/2011	3.10	01/12/2012	3.15	1.6%	1
10/17/2011	Shanda Interactive Entertainment Limited	Cayman	10/17/2011	41.35	10/17/2011	41.35	0.0%	0
03/07/2011	China Fire & Security Group, Inc.	Florida	03/07/2011	9.00	03/07/2011	9.00	0.0%	0
10/11/2010	Harbin Electric, Inc.	Nevada	10/11/2010	24.00	10/11/2010	24.00	0.0%	0
01/28/2011	China Security & Surveillance Technology, Inc.	Delaware	01/28/2011	6.50	01/28/2011	6.50	0.0%	0
03/25/2011	Funtalk China Holdings Limited	Cayman	03/25/2011	7.10	05/11/2011	7.20	1.4%	1
11/11/2010	Chemspec International Limited	Cayman	11/11/2010	8.00	03/09/2011	8.10	1.3%	1
06/27/2011	Tiens Biotech Group (USA), Inc.	Delaware	06/27/2011	1.72	06/27/2011	1.72	0.0%	0
04/08/2010	Tongjitang Chinese Medicines Company	Cayman	04/08/2010	4.50	04/08/2010	4.50	0.0%	0
						Mean	**5.1%**	**1**
						Median	**0.0%**	**0**
						High	**170.8%**	**4**
						Low	**(17.4%)**	**0**

Source: Public filings, Capital IQ

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY | 29

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Disclaimer

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collect ive ly, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Actions Semiconductor Co., Ltd . (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms us ed herein shall have the meanings set forth in this presentation, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only and may not be replied upon by any person or entity for any purpose except as expressly permitted in Houlihan Lokey’s engagement letter. Houlihan Lokey expressly disclaims any and all liability which may be based on or in connection with the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were no t p repared with a view to public disclosure or to conform with any disclosure standards under any state, federal or foreign securities laws or other laws, rules or regulations. None of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely f or the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may di sclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax a nal yses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidenti al (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with applicable securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information ava ilable to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of or the analyses in the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business deci sio n of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions th at might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Co mpa ny, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any as set s or securities of any company. Houlihan Lokey’s only opinion is the written opinion , if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates . 31

Disclaimer (cont.)

The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented. Therefore, none of the materials is readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature and the sufficiency of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by the management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by the management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved, and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.

The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey's affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients. Houlihan Lokey's personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey's or its affiliates' proprietary interests may conflict with the Company's interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise one or more participants in the Transaction and/or other companies mentioned in the materials.

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 32

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW CORPORAT E FINANCE FINANCI A L ADVISOR Y SERVICES FINANCIA L RESTRUCTURING STRATEGI C CONSULTING HL .com 33